Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-05081 on Form S-8 of Hancock Holding Company for Hancock Bank 401(k) Savings and Investment Plan and Trust (the “Plan”), of our report dated June 27, 2012, relating to the financial statements and supplemental schedule of the Plan, which appears in this Annual Report on Form 11-K of the Plan as of and for the year ended December 31, 2011.

/s/ Horne LLP
Ridgeland, Mississippi
June 27, 2012